Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, August 20, 2025
(508) 390-2323

THE TJX COMPANIES, INC. REPORTS Q2 FY26 RESULTS; COMP SALES GROWTH OF 4%, PRETAX PROFIT MARGIN OF 11.4%, AND DILUTED EPS OF $1.10 ALL ABOVE PLAN; RAISES FY26 PRETAX PROFIT MARGIN AND EPS GUIDANCE

•Q2 consolidated comparable sales increased 4%, which was above the Company’s plan
•Q2 pretax profit margin of 11.4%, well above the Company’s plan
•Q2 diluted earnings per share of $1.10, up 15% and well above the Company’s plan
•Returned $1.0 billion to shareholders in Q2 through share repurchases and dividends
•Increases full year FY26 pretax profit margin and diluted earnings per share guidance

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended August 2, 2025. Net sales for the second quarter of Fiscal 2026 were $14.4 billion, an increase of 7% versus the second quarter of Fiscal 2025. Second quarter Fiscal 2026 consolidated comparable sales increased 4%. Net income for the second quarter of Fiscal 2026 was $1.2 billion and diluted earnings per share were $1.10, up 15% versus $.96 in the second quarter of Fiscal 2025.

For the first half of Fiscal 2026, net sales were $27.5 billion, an increase of 6% versus the first half of Fiscal 2025. First half Fiscal 2026 consolidated comparable sales increased 4%. Net income for the first half of Fiscal 2026 was $2.3 billion. First half Fiscal 2026 diluted earnings per share were $2.02, up 7% versus $1.89 in the first half of Fiscal 2025.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our second quarter performance. Sales, pretax profit margin, and earnings per share were all above our plan. As we have seen through so many different retail and economic environments, consumers were drawn to our excellent values and brands. Customer transactions were up at every division as we saw strong demand at each of our U.S. and international businesses. Our teams across the Company successfully executed our off-price business fundamentals to deliver an exciting treasure hunt of merchandise at great value to our customers, every day. With our strong second quarter profit results, we are raising our full-year guidance for both pretax profit margin and earnings per share. The third quarter is off to a strong start, and I am very confident in our position as we enter the second half of the year. Our teams are energized by the opportunities we see in the marketplace for excellent brands and fashions and our initiatives to keep attracting shoppers to our retail brands. Longer term, we are convinced that we have a long runway ahead to capture additional market share and continue our successful growth around the world.”

Comparable Sales by Division

The Company’s comparable sales by division for the second quarter of Fiscal 2026 and Fiscal 2025 were as follows:

Second Quarter Comparable Sales[1]
	FY2026	FY2025

Marmaxx (U.S.)[2]	+3%	+5%
HomeGoods (U.S.)[3]	+5%	+2%
TJX Canada	+9%	+2%
TJX International (Europe & Australia)[4]	+5%	+1%

TJX	+4%	+4%
1Comparable sales for FY2026 include e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 3Includes HomeGoods and Homesense stores. 4Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Net Sales by Division

The Company’s net sales by division for the second quarter of Fiscal 2026 and Fiscal 2025 were as follows:

	Second Quarter Net Sales ($ in millions)[1]		Second Quarter FY2026 Reported Sales Growth	Second Quarter FY2026 Sales Growth on a Constant Currency Basis[2]
	FY2026	FY2025

Marmaxx (U.S.)[3]	$8,841	$8,445	+5%	N.A.
HomeGoods (U.S.)[4]	$2,286	$2,101	+9%	N.A.
TJX Canada	$1,381	$1,244	+11%	+11%
TJX International (Europe & Australia)[5]	$1,893	$1,678	+13%	+7%

TJX	$14,401	$13,468	+7%	+6%
1Net sales in TJX Canada and TJX International include the impact of foreign currency. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores. 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the second quarter of Fiscal 2026, the Company’s pretax profit margin was 11.4%, well above the Company’s plan and 0.5 percentage points above last year’s second quarter pretax profit margin of 10.9%.

Gross profit margin for the second quarter of Fiscal 2026 was 30.7%, up 0.3 percentage points versus last year’s 30.4%, primarily due to favorable hedges. Merchandise margin was flat despite higher tariff costs versus last year.

Selling, general, and administrative (SG&A) costs as a percent of sales for the second quarter of Fiscal 2026 were 19.5%, a 0.3 percentage point decrease versus last year’s 19.8%. This was primarily driven by operational efficiencies as well as a benefit from the timing of certain expenses.

Net interest income negatively impacted second quarter Fiscal 2026 pretax profit margin by 0.1 percentage point versus the prior year.

The Company’s second quarter Fiscal 2026 pretax profit margin was above the high-end of its plan by 0.9 percentage points. This was due to a combination of items including lower-than-expected tariff costs, expense leverage on above-plan sales, and the timing of certain expenses, partially offset by higher incentive compensation accruals and contributions to TJX’s charitable foundations.

Inventory

Total inventories as of August 2, 2025 were $7.4 billion, compared to $6.5 billion at the end of the second quarter of Fiscal 2025. Consolidated inventories on a per-store basis as of August 2, 2025, including distribution centers, but excluding inventory in transit and the Company’s e-commerce sites, were up 10% on both a reported and constant currency basis versus last year. The Company’s inventory position reflects the excellent buying opportunities the Company saw in the marketplace during the second quarter. The Company is seeing outstanding availability of quality, branded merchandise and is very well-positioned to flow fresh assortments to its stores and online throughout the fall and holiday season. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency, if any, as described below.

Cash and Shareholder Distributions

For the second quarter of Fiscal 2026, the Company generated $1.8 billion of operating cash flow and ended the quarter with $4.6 billion of cash.

During the second quarter of Fiscal 2026, the Company returned a total of $1.0 billion to shareholders. The Company repurchased 4.1 million shares of TJX stock for a total of $515 million and paid $474 million in shareholder dividends.

During the first half of Fiscal 2026, the Company returned a total of $2.0 billion to shareholders. The Company repurchased 9.2 million shares of TJX stock for a total of $1.1 billion and paid $894 million in shareholder dividends.

The Company continues to expect to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending January 31, 2026. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Third Quarter and Full Year Fiscal 2026 Outlook

The Company’s third quarter and full year Fiscal 2026 guidance below assumes that the current level of tariffs on imports into the U.S. as of August 20, 2025 will stay in place for the remainder of the year. The Company’s guidance assumes that it can offset the significant pressure it expects from tariffs throughout Fiscal 2026.

For the third quarter of Fiscal 2026, the Company expects consolidated comparable sales to be up 2% to 3%. The Company is planning third quarter Fiscal 2026 pretax profit margin to be in the range of 12.0% to 12.1%, down 0.2 to 0.3 percentage points versus the prior year’s 12.3%. The Company is planning third quarter Fiscal 2026 diluted earnings per share to be in the range of $1.17 to $1.19, which would represent a 3% to 4% increase versus the prior year’s $1.14.

For the full year Fiscal 2026, the Company now expects consolidated comparable sales to be up 3%. The Company is increasing its outlook for pretax profit margin to be in the range of 11.4% to 11.5%, flat to down 0.1 percentage point versus the prior year’s 11.5%. The Company is also raising its diluted earnings per share outlook to be in the range of $4.52 to $4.57, which would represent a 6% to 7% increase over the prior year’s $4.26. The Company’s full year Fiscal 2026 diluted earnings per share guidance now reflects the second quarter’s above-plan results as well as a smaller negative impact from unfavorable foreign currency exchange rates versus the Company’s previous guidance.

Stores by Concept

During the fiscal quarter ended August 2, 2025, the Company increased its store count by 13 stores overall to a total of 5,134 stores and increased total square footage by 0.3% versus the prior quarter.

	Store Locations[1] Second Quarter FY2026		Gross Square Feet Second Quarter FY2026 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,338	1,340	36.1	36.2
Marshalls	1,234	1,234	34.5	34.5
HomeGoods	950	952	22.2	22.3
Sierra	123	127	2.5	2.6
Homesense	75	76	2.1	2.1
In Canada:
Winners	310	311	8.5	8.5
HomeSense	161	161	3.8	3.8
Marshalls	110	110	2.9	2.9
In Europe:
TK Maxx	662	664	18.3	18.3
Homesense	74	74	1.4	1.4
In Australia:
TK Maxx	84	85	1.7	1.8

TJX	5,121	5,134	134.0	134.4
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the second quarter of Fiscal 2026 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 positive impact on second quarter Fiscal 2026 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first half of Fiscal 2026 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on the first half Fiscal 2026 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax profit margin, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,100 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe; and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Second Quarter Fiscal 2026 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2026 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, August 26, 2025, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others to assist them in understanding and evaluating trends in the Company’s operating results or measure performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, the impact of tariffs on its business, business plans and prospects, dividends and share repurchases, and third quarter and full year Fiscal 2026 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales	$14,401	$13,468	$27,512	$25,947
Cost of sales, including buying and occupancy costs	9,976	9,380	19,222	18,119
Selling, general and administrative expenses	2,805	2,666	5,354	5,066
Interest (income) expense, net	(27)	(46)	(57)	(96)
Income before income taxes	1,647	1,468	2,993	2,858
Provision for income taxes	404	369	714	689
Net income	$1,243	$1,099	$2,279	$2,169
Diluted earnings per share	$1.10	$0.96	$2.02	$1.89
Cash dividends declared per share	$0.425	$0.375	$0.850	$0.750
Weighted average common shares – diluted	1,128	1,144	1,130	1,145

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 2, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$4,639	$5,250
Accounts receivable and other current assets	1,267	1,170
Merchandise inventories	7,372	6,470
Total current assets	13,278	12,890
Net property at cost	7,775	6,968
Operating lease right of use assets	9,978	9,513
Goodwill	95	95
Other assets	1,759	1,089
Total assets	$32,885	$30,555
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,698	$4,503
Accrued expenses and other current liabilities	4,941	4,497
Current portion of operating lease liabilities	1,669	1,621
Total current liabilities	11,308	10,621
Other long-term liabilities	1,042	960
Non-current deferred income taxes, net	217	162
Long-term operating lease liabilities	8,585	8,166
Long-term debt	2,867	2,864

Shareholders’ equity	8,866	7,782
Total liabilities and shareholders' equity	$32,885	$30,555

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024
Cash flows from operating activities:
Net income	$2,279	$2,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	604	529
Deferred income tax provision	71	43
Share-based compensation	76	84
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(25)	(14)
(Increase) in merchandise inventories	(845)	(512)
(Increase) in income taxes recoverable	(36)	(54)
Increase in accounts payable	388	648
(Decrease) in accrued expenses and other liabilities	(289)	(449)
(Decrease) in net operating lease liabilities	(5)	(11)
Other, net	(33)	(67)
Net cash provided by operating activities	2,185	2,366
Cash flows from investing activities:
Property additions	(958)	(982)
Purchase of equity investments	(5)	—
Purchases of investments	(21)	(23)
Sales and maturities of investments	15	15
Net cash (used in) investing activities	(969)	(990)
Cash flows from financing activities:
Payments for repurchase of common stock	(1,144)	(1,068)
Cash dividends paid	(898)	(803)
Proceeds from issuance of common stock	104	191
Other	(64)	(42)
Net cash (used in) financing activities	(2,002)	(1,722)
Effect of exchange rate changes on cash	90	(4)
Net (decrease) in cash and cash equivalents	(696)	(350)
Cash and cash equivalents at beginning of year	5,335	5,600
Cash and cash equivalents at end of period	$4,639	$5,250

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales:
In the United States:
Marmaxx	$8,841	$8,445	$16,893	$16,195
HomeGoods	2,286	2,101	4,540	4,180
TJX Canada	1,381	1,244	2,525	2,357
TJX International	1,893	1,678	3,554	3,215
Total net sales	$14,401	$13,468	$27,512	$25,947
Segment profit:
In the United States:
Marmaxx	$1,254	$1,191	$2,361	$2,288
HomeGoods	228	191	458	389
TJX Canada	221	187	343	324
TJX International	99	73	171	134
Total segment profit	$1,802	$1,642	$3,333	$3,135
General corporate expense	182	220	397	373
Interest (income) expense, net	(27)	(46)	(57)	(96)
Income before income taxes	$1,647	$1,468	$2,993	$2,858

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the second quarter ended August 2, 2025, the Company returned $1 billion to shareholders, repurchasing and retiring 4.1 million shares of its common stock at a cost of $515 million and paid $474 million in shareholder dividends. During the six months ended August 2, 2025, the Company returned $2 billion to shareholders, repurchasing and retiring 9.2 million shares of its common stock at a cost of $1.1 billion and paid $894 million in shareholder dividends. During the second quarter of Fiscal 2026, the Company completed the $1.1 billion that remained as of February 1, 2025 from the previously announced stock repurchase program. In February 2025, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program, TJX had approximately $2.4 billion available for repurchase as of August 2, 2025.